EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, effective ______________, 1999, is between DYNAMIC ASSOCIATES, INC., a Nevada corporation
("Employer"), and KEVIN D. LEE ("Employee").


	             W I T N E S S E T H:

WHEREAS, Employer and Employee want to enter into an agreement providing for the continued employment of Employee as an executive of Employer;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, Employer and Employee agree as follows:

1.	Employment of Employee.

(a)	Subject to the terms and conditions hereof, Employer
hereby employs Employee as President of Employer, to perform the services set forth in Section l(b) below for a term of approximately three (3) years, commencing with the date hereof and ending on June 30, 2002. Employee hereby accepts such employment an agrees to serve
Employers as President for such period.

(b)	Employee will perform the general duties of managing the
day-to-day operations of Employer, including leading the development and implementation of its operating systems, coordinating and leading its new business development activities, leading its business planning and budgeting activities, and other duties and responsibilities reasonably and customarily required of a president of a business enterprise. Employee shall report to and be under the supervision of the board of directors of Employer.

2.	Salary.  Employer shall pay to Employee as compensation
for the services to be performed hereunder a salary at a rate of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) per annum, payable in installments in accordance with the prevailing payroll practices of Employer.

3.	Bonus Payments and Stock Option Grant.

(a)	For the period that Employee is employed by Employer
hereunder, Employer shall pay or cause to be paid to Employee as incentive compensation a potential cash bonus payable within seventy-five (75) days after each fiscal year ending June 30. Such potential cash bonus shall be determined in accordance with the following description and shall not exceed a total amount of One Hundred
Thousand and No/100 Dollars ($100,000.00) per year.

<Page 172>

(b)	If Employer's consolidated earnings before interest
expense, taxes, depreciation and amortization ("EBITDA"), based on independent audit results, equals or exceeds the threshold EBITDA amount for each year, as stipulated below, then a bonus of $100,000.00 shall be paid. If less than the EBITDA threshold but a minimum of 80% of the EBITDA threshold amount is earned, then the $100,000.00 potential bonus shall be multiplied by the actual percentage of threshold EBITDA achieved. Also, the potential bonus amounts for Employee shall not be considered when calculating Employer's annual EBITDA.

(c)	The EBITDA threshold amounts for each fiscal year of
Employer for purposes of this Agreement shall be as follows:

Year 1 (ending June 30, 2000)		$4,000,000
Year 2 (ending June 30, 2001)		$4,600,000
Year 3 (ending June 30, 2002)		$5,290,000

4.	Employee Benefits.  Employee shall be entitled during the
period that he is employed hereunder to participate in all regular employee benefit plans maintained by Employer, including without limitation, any group life insurance, group medical insurance and long term disability insurance programs.

5.	Stock Option.  Employer will grant Employee as of the
date hereof an option to purchase 1,000,000 shares of Dynamic Common Stock pursuant to Employer's 1997 Non-Statutory Stock Option Plan. The per-share exercise price of the option shall equal the average, per-share closing bid and asked price of Dynamic Common Stock for the eleven (11)-day period beginning five (5) days prior to the grant date and ending five (5) days after the grant date. The option will vest with respect to one-third (1/3) of the shares upon execution of this Agreement, with respect to one-third (1/3) of the shares upon the first (1st) anniversary of the execution of this Agreement, and with respect to the remaining one-third (1/3) of the shares upon the second (2nd) anniversary of the execution of this Agreement.

6.	Confidentiality.  Employee acknowledges that all
information possessed by him relating to those activities of Employer which are of a secret or confidential nature is the property of Employer, and Employee shall not, during the period that he is employed by Employer and for one year thereafter, use any such information for the benefit of others than Employer, or any corporation directly or indirectly controlled by it, or disclose any such information to others except in the course of the business of Employer, or any corporation directly or indirectly controlled by it. Such restricted information includes all of Employer's documented operating systems, software and written material.

7.	Noncompete and Hiring Restrictions.

(a)	Upon termination of this Agreement for any reason,
provided that, if required by the terms of this Agreement, the Employer has made the payment to Employee as specified in Section 11 below, then for one year after termination of this Agreement,

                               2

<Page 173>

Employee shall not compete with Employer within twenty (20) miles of any of Employer's operating units by directly or indirectly managing, consulting with, being an owner or any form of partner with any entity that provided mental health services or pain management services similar to those services with which Employer is affiliated or associated and will not solicit the business of or contact for the purposes of soliciting the business of any of the Employer's operating units, customers or clients.
Employer's operating units shall include those in operation, in development or already solicited by Employer without a negative response at the date of Employee's termination.

(b)	Upon termination of this Agreement for any reason,
provided that, if required by the terms of this Agreement, the Employer has made the payment to Employee as specified in Section 11 below, then for one year after termination of this Agreement for any reason, Employee shall not directly or indirectly solicit the employment of, or contractual services of, or employ or contract with in any matter any individual who has been employed or contracted in anyway by or with Employer at any time during the term of this Agreement with Employer.

8.	Reimbursement of Expenses.  During the period that
Employee is employed hereunder, Employer shall provide for payment of or reimbursement of Employee for all travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his duties hereunder. Employee will provide a written record of his expenses.

9.	Obligation to Perform Duties.  The obligations of
Employer hereunder, including its obligation as to the payment of the compensation provided for herein, shall be contingent upon the performance by Employee of his obligations hereunder.

10.	Termination of Employment.

Employee's employment hereunder:

(a)	Shall terminate forthwith upon the death of Employee.

(b)	May be terminated immediately by Employer for cause which
shall include any of the following reasons:

(1)	if Employee shall engage in any material misconduct
or neglect of duties or otherwise fails to act in a way which materially and adversely affects the business or affairs of Employer; or

(2)	if Employee shall (i) be convicted of a felony or
(ii) commit an act of dishonestly, fraud or embezzlement against Employer.

(c)	May be terminated by Employer at any time if Employee
shall become ill or be injured or otherwise incapacitated and such illness, injury, or incapacity shall be of

                               3

<Page 174>

such nature as to prevent him from performing the duties to be performed by him hereunder and shall continue for a period of six (6) consecutive months.

(d)	May be terminated by Employer without cause without
written notice, subject to the payments being made to Employee on the effective termination date as described in Section 11 below and the option described in Section
5 shall remain exercisable for its full five (5) year term.

(e)	May be terminated by Employee upon thirty (30) days'
advance written notice.

11.	Payments After Termination.  In the event Employee's
employment hereunder terminates pursuant to Section 10(a), 10(c) or 10(e), Employee (or his heirs, executors, or administrators in the event of termination by reason of death of Employee) shall be entitled to receive (a) the salary payable to Employee under
Section 2 prorated to the close of the month in which such termination occurs, plus (b) any unreimbursed expenses, plus (c) a cash payment equal to the cash bonus paid to Employee for performance during the most recently completed fiscal year of Employer multiplied by a fraction, the numeration of which is the number of months in the current fiscal year during which Employee was employed hereunder (including the month in which termination of employment occurs) and the denominator of which is twelve (12). In the event Employee's employment hereunder terminates pursuant to
Section 10(b), Employee (or his heirs, executors, or administrators in the event of termination by reason of death of Employee) shall be entitled to receive (a) the salary payable to Employee under
Section 2 prorated to the close of the month in which such termination occurs, plus (b) any unreimbursed expenses. In the event Employee's employment hereunder is terminated pursuant to
Section 10(d), Employer shall pay Employee $150,000.00 plus the total potential cash bonus amount of $100,000.00 as provided for in
Section 3 so long as Employee has complied with the restrictions set forth in Sections 6 and 7. In addition, the option mentioned in Section 5 shall remain exercisable for its full five (5) year term.

12.	Severability.  If any one or more of the covenants or
agreements provided in this Agreement should be determined by a court or competent jurisdiction to be contrary to law, such covenant or agreement shall be deemed and construed to be severable from the remaining covenants and agreement herein contained and shall in no way affect the validity of the remaining provisions of this Agreement.

13.	Notices.  Any notice or communication provided for herein
and contemplated hereby shall be sufficiently given if given in writing and delivered by certified mail, return receipt requested, and addressed to Employer at Suite B-169, 7373 N. Scottsdale, Scottsdale, Arizona 85253, and to Employee at 9102 Heritage Drive, Brentwood, Tennessee 37027, or in either case to a new address specified by notice given as provided in this Section 13.

14.	Binding Agreement.  This Agreement shall be governed by
and construed in accordance with the laws of the State of Tennessee, without giving effect to its conflicts of laws provisions.

                               4

<Page 175>

IN WITNESS WHEREOF, Employer and Employee have executed this
Employment Agreement as of the date first above written.

DYNAMIC ASSOCIATES, INC.


By:							Date:	March 25, 1999

Title:______________________________



____________________________________	Date:	March 25, 1999
KEVIN D. LEE


                               5
<Page 176>